EXHIBIT 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, made and entered into as of December 31, 2015, by and between SYNERGY RESOURCES CORPORATION ("the Company") and Ed Holloway ("Consultant").

In consideration of the mutual agreements, terms, and conditions herein contained, the Company and the Consultant agree as follows:

1.    Termination of Employment and Employment Agreement. Consultant has been employed as the Co-Chief Executive Officer of the Company pursuant to an employment agreement dated June 1, 2013, as same has been amended from time to time (the “Employment Agreement”). Consultant has tendered his resignation as an employee and executive officer of the Company, and the Company has accepted such resignation, to be effective as of December 31, 2015. The parties hereby expressly agree that (i) Consultant shall cease to be an employee and executive officer of the Company as of December 31, 2015, and (ii) the Employment Agreement is terminated in all respects as of December 31, 2015, and neither the Company nor Consultant shall have any further rights or obligations under the Employment Agreement on and after December 31, 2015.

2.    Effective Date. This Agreement shall be effective January 1, 2016.

3.    Services. The Company hereby retains the Consultant to act as a consultant on behalf of the Company, effective as of January 1, 2016. The Consultant agrees to perform the consulting services on behalf of the Company faithfully, diligently, competently, and to the best of his ability. Neither during the term of this Agreement nor thereafter shall the Consultant use any information acquired by him in a manner adverse to the interests of the Company or do any act to damage the goodwill of the Company. The Consultant's duties shall consist of providing advice to Lynn A. Peterson, President and new Chief Executive Officer of the Company, on an as requested basis, in the areas of acquisitions and special projects or as otherwise requested by Mr. Peterson.

4.    Compensation. During the term of this Agreement, the Company agrees to pay and the Consultant agrees to accept as compensation, $70,000 per month, beginning January 1, 2016. The monthly consulting fee will be payable on the 15th day of each month. In addition to the foregoing compensation, the Company will reimburse the Consultant for the reasonable travel and lodging expenses of the Consultant and other ordinary and necessary business expenses incurred by the Consultant in the performance of his duties, and will assign to Consultant title to the black 2010 Ford 4x4 (model F150 King Ranch Crew Cab, VIN#1FTFW1EVOAKE708620) currently in the name of the Company on or as soon as administratively feasible following the effective date of this Agreement.

5.    Authorities and Obligations. This Agreement does not constitute the Consultant as the agent or legal representative of the Company, and the Company shall not be responsible in any way for any obligation or liability incurred or assumed by the Consultant. The Consultant represents that on and after January 1, 2016 and during the term of this Agreement he shall be an independent contractor. The Consultant shall not be deemed in any event to be the employee or servant of the Company. Nothing contained in this Agreement shall be deemed to authorize the Consultant as a person on which service of any summons may be made on behalf of the Company. No partnership or joint venture is created or implied by this Agreement or by the actions of the parties contemplated by this Agreement.

Anything herein contained to the contrary notwithstanding, it is expressly understood and agreed that the Consultant shall not have the right to make any contracts for or on behalf of the Company or any affiliate without the prior written consent of the Company, and the Consultant shall not make any commitments for or on behalf of the Company or any affiliate without first obtaining written authorization from the Company to do so.

Consultant shall be responsible for the payment of all tax or other liabilities which Consultant incurs due to the receipt of any compensation from the Company, and Consultant expressly agrees to indemnify and hold the Company harmless from any and all tax liabilities which may be imposed upon the Company at any time by any governmental agency, whether federal, state, or provincial, as a result of this Agreement or the relationship created hereby.

6.    Inventions, Patent Rights and Copyrights. Any and all work product resulting, either directly or indirectly, from the Consultant's performance under this Agreement and all proprietary or intellectual property rights therein shall be the sole and exclusive property of the Company. All inventions made by the Consultant, during the term of this Agreement, which inventions apply to the Company's business, will be assigned to the Company. In the event any of such inventions are of a patentable nature, Consultant agrees to apply for a patent on the invention and assign any patent rights relating to the invention to the Company. The Company will bear the costs of any patent applications pursued by the Company.

Consultant hereby assigns to the Company any and all rights to any documents, brochures or publications prepared by the Consultant on behalf the Company, together with the right to secure copyright therefor and all extensions and renewals of copyright throughout the entire world. The Company shall have the right to make any and all revisions, omissions, additions, changes, specifications and adaptions, in whole or in part, with respect to such documents, brochures or publications.

7.    Engaging in a Competing Business. The parties agree that the Consultant’s involvement in the oil and gas industry will not be deemed any conflict of interest, or other violation of this Agreement, so long as:

(1)	the Consultant does not use any Confidential Information as defined in Section 8 of this Agreement, and

(2)	until May 31, 2016 any opportunities to acquire, directly or indirectly, any interest in oil or gas properties which are in the Denver-Julesburg Basin are first offered to the Company in writing.

If the Company does not notify the Consultant in writing within ten business days after the notice described in (2) above is given of its election to pursue the opportunity, the Consultant may pursue the opportunity for his own account.

If the Company notifies the Consultant in writing within ten business days after the notice described in (2) above is given of its election to pursue the opportunity, the Consultant may not pursue the opportunity for his own account until forty-five days after the notice from the Company of its election to pursue the opportunity is given.

Notwithstanding the foregoing, Consultant agrees that for as long as he is a director of the Company he is subject to the corporate opportunity doctrine, and nothing herein is intended to waive the Company’s right to bring a claim based on that doctrine.

8.    Confidential Information. Consultant understands that in the course of his association with the Company, he is likely to have access to and become familiar with secret and confidential information of the Company, and its affiliates, including but not limited to, potential acquisitions, drilling targets, and drilling results, (all of which is hereinafter referred to as “Confidential Information”), which Confidential Information is required to be maintained as secret and confidential to assure the continued success of the Company and its business. The Consultant agrees to safeguard all Confidential Information, in any form, of the Company and will not permit its use in any way that would be detrimental to the Company. Consultant agrees: (1) that all records of the Company, are, and shall remain the property of the Company at all times during his association with the Company and after the termination of his association, and such records are not to be transmitted in any fashion except in the ordinary course of providing consulting services for the Company, (2) to furnish on demand and any time during his association, or in the event of termination of his association or this Agreement, either voluntarily or involuntarily, and all original, duplicated, copied or transcribed Confidential Information regarding the Company and its business, (3) that he will not disclose to anyone except in the ordinary course of conducting business for the Company the Confidential Information or any other secret or proprietary information concerning the Company obtained by or entrusted to him either during, after or in contemplation of the cessation of his association with the Company, and if he threatens or attempts to do any of the foregoing, then in any suit that may be commenced by the Company for violation of this contract in that respect, Consultant agrees that any order may be made in such suit enjoining him from violating any of the provisions of this Agreement and awarding damages for any breach by him of the provisions of this Agreement. Consultant further agrees that all the records referred to in (1) above and the Confidential Information constitute a valuable asset of the Company, the unauthorized disclosure or improper use of which would cause irreparable damage and harm to the business of the Company. The Consultant agrees that upon the cancellation or termination of this Agreement, the Consultant will not retain copies or memoranda of such records or Confidential Information in any form.

9.    Termination. This Agreement will expire on May 31, 2016.

10.    Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or mailed by United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

In case of notice to the Company:

Lynn A. Peterson
Synergy Resources Corporation
1625 Broadway, Suite 300
Denver, Colorado 80202

In case of notice to the Consultant:

Ed Holloway
3892 Tayside Court
Timnath, CO 80547

The address of either party hereto may be changed by written notice to the other party hereto given in the manner hereinabove described. All such notices shall be deemed to have been given when delivered or mailed as aforesaid.

11.    Governing Law/Arbitration. This Agreement will construed in accordance with the laws of Colorado, without giving effect to conflict of law principles. Any dispute or claim in any way involving this Agreement will be settled through binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Denver, Colorado.

12.    Miscellaneous Provisions. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements or understandings between the parties. No representations were made or relied upon by either party, other than those that are expressly set forth. The section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall continue in full force and effect except for any such invalid or unenforceable provision. Neither party shall assign this Agreement without the prior express written consent of the other party. The provisions of Sections 6, 7, 8 and 11 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

SYNERGY RESOURCES CORPORATION

By:    /s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

/s/ Ed Holloway
Ed Holloway

Synergy Consulting Agree. CHGS 1-6-16

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